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                                                                     Exhibit 11

                        BOWMAR INSTRUMENT CORPORATION
                  COMPUTATION OF NET INCOME PER COMMON SHARE

------------------------------------------------------------------------------------------
                                               THIRD QUARTER          FIRST NINE MONTHS
                                            FISCAL       FISCAL      FISCAL       FISCAL
                                             1995         1994        1995         1994
------------------------------------------------------------------------------------------
PRIMARY NET INCOME PER
 COMMON SHARE:

NET INCOME:
Net Income                                $2,203,000   $  519,000   $3,352,000   $1,707,000
Less: Dividends on Preferred Stock            90,000       90,000      270,000      270,000
                                          ----------   ----------   ----------   ----------

 Net Income Applicable to Common Stock    $2,113,000   $  429,000   $3,082,000   $1,437,000
                                          ==========   ==========   ==========   ==========

SHARES:
Weighted Average Number of Common
 Shares Outstanding                        6,419,124    6,420,671    6,415,567    6,382,634

Number of Common Stock Equivalents
 Assuming Exercise of Options Reduced
 by the Number of Shares Which Could
 Have Been Purchased With the Proceeds
 From Exercise of Such Options              135,603      158,849      142,243       168,021
                                          ----------   ----------   ----------    ----------

 Weighted Average Number of Shares
  and Common Stock Equivalents             6,554,727    6,579,520     6,557,810    6,550,655
                                          ==========   ==========    ==========   ==========

PRIMARY NET INCOME PER
 COMMON SHARE                             $     0.32   $     0.07    $     0.47   $     0.22
                                          ==========   ==========    ==========   ==========

            ---------------------------------------------------------------------------

FULLY DILUTED NET INCOME PER
 COMMON SHARE:

NET INCOME:
Net Income                                $2,203,000   $  519,000    $3,352,000   $1,707,000
                                          ==========   ==========    ==========   ==========

SHARES:
Weighted Average Number of Shares
 and Common Stock Equivalents              6,573,699    6,579,520     6,570,142    6,550,655

Number of Shares of Common Stock
 Issued Upon Conversion of
 Preferred Stock                           1,599,467    1,602,266     1,599,467    1,602,266
                                          ----------   ----------    ----------   ----------

Weighted Average Number of Shares
 and Common Stock Equivalents
 Assuming Conversion of Preferred Stock    8,173,166    8,181,786     8,169,609    8,152,921
                                          ==========   ==========    ==========   ==========

FULLY DILUTED NET INCOME PER
 COMMON SHARE                             $     0.27   $     0.06    $     0.41   $     0.21
                                          ==========   ==========    ==========   ==========
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